PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA

POINT TO POINT WITH CAP INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001] **EFFECTIVE DATE:** [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Point to Point with Cap Index Strategy. The Indices and values provided below are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base below is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Point to Point with Cap Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, and so long as this Index Strategy is still available. There are no explicit charges for allocations to the Point to Point with Cap Index Strategy.

Index	Index Value on Effective Date	Initial Index Strategy Term	Initial Index Strategy Base	Guaranteed Minimum Cap Rate	Initial Cap Rate	Buffer
[Invesco QQQ ETF]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[10.00%]
[iShares Russell 2000 ETF]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[10.00%]
[MSCI EAFE Index, Price Return (MXEA)]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[10.00%]
[S&P 500® Index, Price Return (SPX)]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[10.00%]
[Invesco QQQ ETF]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[15.00%]
[iShares Russell 2000 ETF]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[15.00%]
[MSCI EAFE Index, Price Return (MXEA)]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[15.00%]
[S&P 500® Index, Price Return (SPX)]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[15.00%]
[S&P 500® Index, Price Return (SPX)]	[XXXX.XX]	[1 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[100.00%]
[iShares Russell 2000 ETF]	[XXXX.XX]	[3 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[10.00%]
[MSCI EAFE Index, Price Return (MXEA)]	[XXXX.XX]	[3 Year]	[$XXXXX.XX]	[XX.XX%]	[XX.XX%]	[10.00%]

P-END-RILA-P2P(7/24)

P-END-RILA-P2P(7/24) [iShares Russell 2000 ETF] [XXXX.XX] [3 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [20.00%] [MSCI EAFE Index, Price Return (MXEA)] [XXXX.XX] [3 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [20.00%] [S&P 500® Index, Price Return (SPX)] [XXXX.XX] [3 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [10.00%] [S&P 500® Index, Price Return (SPX)] [XXXX.XX] [3 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [20.00%] [iShares Russell 2000 ETF] [XXXX.XX] [6 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [20.00%] [MSCI EAFE Index, Price Return (MXEA)] [XXXX.XX] [6 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [20.00%] [S&P 500® Index, Price Return (SPX)] [XXXX.XX] [6 Year] [$XXXXX.XX] [XX.XX%] [XX.XX%] [20.00%] Cap Rate: The Cap Rate limits the amount of Index Credit that may be credited to the Index Strategy Base on any Index Strategy End Date. The Cap Rate may vary by Index, Index Strategy Term and Buffer. The initial Cap Rate is shown above and is applicable for the Index Strategy Term as of the Issue Date. Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer is shown above. Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by comparing the Cap Rate and Buffer to the percentage change in the Index, known as the Index Return. The Index Return is determined by (A – B) / B, where: A = the Index Value on the Index Strategy End Date B = the Index Value on the Index Strategy Start Date If the Index Return is positive and greater than or equal to the Cap Rate, then the Index Credit is equal to the Cap Rate. If the Index Return is positive, but less than the Cap Rate, then the Index Credit is equal to the Index Return. If the Index Return is zero or negative, but within the Buffer, then the Index Credit is zero. Otherwise, if the Index Return is negative, the Index Credit is equal to the Index Return plus the Buffer. Subsequent Index Strategy Terms: We will declare a Cap Rate for each subsequent Index Strategy Term. The new Cap Rates may be higher or lower than the initial Cap Rate and will never be lower than the Guaranteed Minimum Cap Rate. Point to Point with Cap Index Strategy Interim Value When you take a Partial Withdrawal, Surrender your Annuity, or annuitize your Annuity between the Index Strategy Start and End Dates, we will use an Interim Value to determine the fair

P-END-RILA-P2P(7/24) market value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Strategy Term. The Interim Value for the Point-to-Point with Cap Index Strategy is equal to the sum of (1) and (2), where: (1) Is the fair value of the Index Strategy Base on the Valuation Day the Interim Value is calculated. It is determined as (A – B) multiplied by [(1 + C) divided by (1 + D)]E, where: A. The Index Strategy Base on the Valuation Day the Interim Value is calculated; B. The fair value of the replicating portfolio of options under initial market conditions, with straight-line amortization to the end of the Index Strategy Term; C. The Market Value Index Rate on the Index Strategy Start Date; D. The Market Value Index Rate on the Valuation Day the Interim Value is calculated; and E. The total days remaining in the Index Strategy Term divided by 365. (2) Is the fair value of the replicating portfolio of options The fair value of the Index Strategy Base is meant to represent the market value of the assets, other than hedge assets, supporting each Index Strategy. It includes a market value adjustment that reflects movements in the interest rates and credit spreads. The Market Value Index Rate will apply on a uniform basis for a class of contract owners in the same Index Strategy and will be administered in a non-discriminatory manner. The Market Value Index Rate is the yield on the [Bloomberg U.S. Intermediate Credit Index] . The [Bloomberg U.S. Intermediate Credit Index]uses a set duration. The duration is set to represent the duration of the investments supporting the Index Strategy and may not match the actual length of the Index Strategy. If the [Bloomberg U.S. Intermediate Credit Index] is not published for a particular day, then we will use the rate on the next day it is published. If the [Bloomberg U.S. Intermediate Credit Index] is no longer published, or is discontinued, then we may substitute another suitable method for determining this component of the Interim Value. The fair values of the replicating portfolio of options are designated by us and are used to estimate the market value of the possibility of gain or loss on the Index Strategy End Date. The value may be positive or negative. Signed for the Company and made a part of the Contract as of the Effective Date. PRUCO LIFE INSURANCE COMPANY [ ] Secretary